                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                the Securities Exchange Act of 1934, as amended.

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12
      / /        Confidential, For Use of the Commission Only (as Permitted
                 by Rule 14a-6(e)(2))

                                              AXS-ONE INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, If Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                  AXS-ONE INC.
                               301 ROUTE 17 NORTH
                          RUTHERFORD, NEW JERSEY 07070

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 2002

TO OUR STOCKHOLDERS:

    The annual meeting of stockholders (the "Annual Meeting") of AXS-One Inc. (the "Company") (formerly known as Computron Software, Inc.) will be held at the Renaissance Meadowlands Hotel, 801 Rutherford Avenue, Rutherford, NJ 07070, telephone number (201) 231-3100 on June 12, 2002, at 10:00 a.m. for the following purposes:

    (1) To elect eight directors to serve until the next Annual Meeting or until their respective successors shall have been duly elected and qualified;

    (2) To transact such other business as may properly come before the Annual Meeting.

    Only stockholders of record at the close of business on May 3, 2002 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

    Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. A copy of the Company's Annual Report for the year 2001 is enclosed.

                                          By Order of the Board of Directors,

                                          /s/ John A. Rade
                                          --------------------------------------
                                          John A. Rade
                                          Chief Executive Officer and President

Rutherford, New Jersey
May 2, 2002

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                                  AXS-ONE INC.
               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 12, 2002

    This Proxy Statement is furnished to stockholders of record of AXS-One Inc. (the "Company") (formerly known as Computron Software, Inc.) as of the close of business on May 3, 2002 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on June 12, 2002 (the "Annual Meeting").

    Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted as votes "WITHHELD" with respect to election of directors and will not be counted in tabulations of the votes cast on any other proposal that may be properly presented at the Annual Meeting, whereas broker non-votes will not be counted and therefore will not affect the vote with respect to any such proposal.

    The Annual Report of the Company (which does not form a part of the proxy solicitation materials), including the Annual Report on Form 10-K with the financial statements of the Company for the fiscal year ended December 31, 2001, is being distributed concurrently herewith to stockholders. The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

    The mailing address of the principal executive offices of the Company is 301 Route 17 North, Rutherford, New Jersey 07070. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about May 10, 2002.

                               VOTING SECURITIES

    The Company has only one class of voting securities, its common stock, par value $0.01 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on May 3, 2002 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 5, 2002 there were 24,802,742 shares of Common Stock outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the eight nominees named below as Directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

    The Board of Directors currently has eight members, all of whom were elected to the Board of Directors by the stockholders at the 2001 annual stockholders meeting, and all of whom are nominees for election. Each director shall serve until the next Annual Meeting or until their respective successors shall have been duly elected and qualified. The affirmative vote of a plurality of the shares of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to elect the Directors.

NOMINEES FOR ELECTION AS DIRECTORS

    The following information as of March 31, 2002 with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

    ELIAS TYPALDOS, 51, a founder of the Company, has been Senior Vice President, Research and Development and a Director since the Company's formation in 1978, and Chairman of the Board since March 1997.

    JOHN A. RADE, 67, joined the Company as a Director, President and Chief Executive Officer in February 1997. Prior to joining the Company, Mr. Rade, was from April 1995, a Vice President of American Management Systems, Inc., and was also still active at S-Cubed International (now named Mergence Technology Corporation), a company in the client server system development and consulting market, which he founded in February 1990. Prior to this he held senior executive positions with Information Science, Inc., Cap Gemini and Computer Sciences Corporation.

    GENNARO VENDOME, 55, a founder of the Company, has been a Vice President and director since the Company's formation in 1978. Mr. Vendome was Treasurer of the Company from 1981 until 1991 and Secretary of the Company from 1982 until 1991.

    ROBERT MIGLIORINO, 52, has been a director since 1991. As of January 1, 2002, Mr. Migliorino is a Managing Director and Founding Partner of W. Capital Management LLC, a Private Equity Investment Firm. Prior to W. Capital he was a founding partner of the venture capital partnership Canaan Partners, which through its affiliates was until early 2000 a principal stockholder of the Company. Prior to establishing Canaan Partners in 1987, he spent 15 years with General Electric Co. in their Drive Systems, Industrial Control, Power Delivery, Information Services and Venture Capital businesses.

    WILLIAM E. VOGEL, 64, has been a director since August 1996. Since 1971, Mr. Vogel has been Chief Executive Officer of Centennial Financial Group, Inc., which is in the health insurance business. He has also been the Chief Executive Officer of W.S. Vogel Agency, Inc., a life insurance brokerage general agency, since 1961. In November 2000, Mr. Vogel became an employee and Executive Sales Manager for Benefitmall.com.

    EDWIN T. BRONDO, 54, has been a director since May 1997. Mr. Brondo is currently retired. From August 1998 to March 2000 he was Executive Vice President and Chief Financial Officer of e-Vantage Solutions, Inc., (formerly called Elligent Consulting Group, Inc.), a technology consulting company.

e-Vantage Solutions may be deemed to be an affiliate of the Company by virtue of the relationship of e-Vantage Solutions with a major stockholder of the Company. Mr. Brondo was Chief Administrative Officer and Senior Vice President of First Albany Companies, Inc., an investment banking firm, from June 1993 until December 1997.

    DANIEL H. BURCH, 50, has been a director since October 1999. Mr. Burch is the President and founder of MacKenzie Partners, Inc., a proxy solicitation and mergers and acquisitions firm. From January 1990 to the founding of MacKenzie Partners in February 1992, Mr. Burch was Executive Vice President at Dewe Rogerson & Company, an investor and public relations firm.

    ALLAN WEINGARTEN, 64, has been a director since October 2000.
Mr. Weingarten is currently Senior Vice President, Chief Financial Officer of U.S. Industries, Inc., a manufacturer of home and building products. He is also a director of Programmers Paradise, Inc. After his retirement in 1995 as a Senior Partner at Ernst and Young, LLP, and until January 2001, he was a Private Investor and independent business consultant.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company. The Audit Committee met five times during 2001. Messrs. Weingarten, Vogel and Burch are the members of the Audit Committee.

    The Company's Board of Directors has adopted a written charter for the Audit Committee. Messrs. Burch, Vogel and Weingarten, the current members of the Audit Committee, are each independent for purposes of Section 121(A) of the listing standards of the American Stock Exchange, on which the Company's Common Stock is traded.

    The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the CEO and other senior officers of the Company and administers the Company's stock option plans. The Compensation Committee held one formal meeting during 2001. Messrs. Migliorino and Brondo are the members of the Compensation Committee.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During fiscal year 2001, the Board of Directors held eight meetings. Except for Mr. Migliorino, during fiscal year 2001, each incumbent Director attended at least 75% of the number of meetings held of the Board of Directors and Committees on which he served. In addition to formal meetings, the Board of Directors and the Audit and Compensation Committees meet frequently on an informal basis.

COMPENSATION OF DIRECTORS

    CASH COMPENSATION. Directors do not receive a fee for attending Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties as Directors of the Company.

    STOCK OPTION GRANT. Under the Company's 1998 Stock Option Plan, each non-employee Director first elected or appointed to the Board of Directors after June 1998 will automatically be granted an option for 20,000 shares of Common Stock on the date of his or her election or appointment to the Board of Directors. In addition, at each Annual Meeting of Stockholders commencing with the 1998 meeting, each non-employee director with at least twelve months of service on the Board of Directors who will continue to serve as a non-employee Director following the meeting will automatically be granted an option for 10,000 shares of Common Stock. Each option granted under the automatic grant program will have an exercise price equal to 100% of the fair market value of the Common Stock on the automatic grant date, a maximum term of ten years, subject to earlier termination upon the optionee's cessation of Board of Director service, and will vest in successive equal annual installments on the first four anniversaries of the date of grant. However, each outstanding option will immediately vest upon
(i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving on the Board of Directors. Pursuant to the automatic option grant program, Messrs. Migliorino, Burch, Vogel and Brondo will each receive a 10,000-share option grant on the date of the Annual Meeting, if such individuals are reelected. Mr. Weingarten received a 10,000 share option grant on June 13, 2001 and has elected not to receive a grant in connection with the 2002 Annual Meeting.

                       EXECUTIVE OFFICERS AND INFORMATION
                    REGARDING EXECUTIVE OFFICER COMPENSATION
                               EXECUTIVE OFFICERS

    The executive officers of the Company as of March 31, 2002 were as follows:

NAME                                     AGE                              POSITION
----                                   --------                           --------
John A. Rade.........................        67   President, Chief Executive Officer, and Director
Michael R. Jorgensen.................        49   Executive Vice President, Chief Administrative Officer
Elias Typaldos.......................        51   Senior Vice President, Research and Development and
                                                    Chairman of the Board
Gennaro Vendome......................        55   Vice President and Director
Paul Abel............................        48   Vice President, Secretary and General Counsel
William G. Levering III..............        42   Vice President, Chief Financial Officer and Treasurer
Nat Bosco............................        46   Vice President and General Manager, AXSPoint Solutions
Dennis W. Piccininni.................        54   Vice President, North American Sales
Nancy J. Turner......................        43   Vice President, Global Services
Thomas V. Manobianco.................        45   Vice President, Professional Services, North America

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    MICHAEL R. JORGENSEN joined the Company as Executive Vice President and Chief Financial Officer, Treasurer and Secretary in February 1997. Effective March 2, 2001, Mr. Jorgensen became Executive Vice President, North America. Effective June 6, 2001 Mr. Jorgensen became Executive Vice President, Chief Administrative Officer. Prior to joining the Company, from June 1993 to
December 1996, Mr. Jorgensen was Senior Vice President and Chief Financial Officer of Ground Round Restaurants, Inc., a publicly-held chain of restaurants. Prior to that, from March 1992, to April 1993, he was Vice President/Finance-Middle East of Alghanim Industries.

    PAUL ABEL joined the Company in April 1997 as Secretary and Corporate Counsel and was promoted to Vice President, Secretary and General Counsel in June 1998. From October 1996 to March 1997, Mr. Abel served as Project Manager for Charles River Computers, an IT systems integrator. From 1983 to
September 1996, Mr. Abel was an attorney with Matsushita Electric Corporation of America, an electronic products manufacturer/distributor.

    WILLIAM G. LEVERING III joined the Company as Revenue Controller in
June 1996, was promoted to Corporate Controller in February 1997, Vice President, Corporate Controller in July 1998, and became Vice President, Chief Financial Officer and Treasurer on March 2, 2001. Prior to joining the Company, Mr. Levering was a Senior Manager with the international accounting firm of KPMG LLP.

Mr. Levering was employed by KPMG LLP from August 1982 to June 1996 and is a Certified Public Accountant.

    NAT BOSCO joined the Company in January 2001 as Vice President and General Manager of the AXSPoint Solutions line of business. From May 2000 to January 2001 Mr. Bosco was a Director at EE21, a recent Internet venture. From April 1998 to April 2000, Mr. Bosco held the position of President at Legacy Consulting, a privately held company. Coopers & Lybrand employed Mr. Bosco from 1992 through 1998, as a managing associate.

    DENNIS W. PICCININNI joined the Company in January 2001. Mr. Piccininni is Vice President, Sales and Marketing, North America. Prior to joining the Company he was the President and CEO of Systemcorp from December 1998 to July of 2000. From 1990 to 1998 Mr. Piccininni was Vice President and General Manager, Americas for ABT Corporation.

    NANCY J. TURNER joined the Company in September 1997. In December 2000,
Ms. Turner assumed leadership of the AXS-One Global Services Team, which provides the services and infrastructure to support the efforts of local operations around the world. Prior to that, Ms. Turner served as Vice President of Knowledge Systems, Director of Documentation and Training, Assistant to the President for International Operations, and Director of the Year 2000 office. Before joining the Company Ms. Turner's assignments included Unit Delivery manager for the New Jersey unit of Cap Gemini, and in various client services roles at ADP.

    THOMAS V. MANOBIANCO rejoined the Company in February 2002 as the Vice President of Professional Services for North America. Prior to rejoining the Company he was Vice President of Global Services for StorageApps, a technology start-up enterprise in the data storage industry. Mr. Manobianco held positions as Vice President and Director of Professional Services for AXS-One from January 1995 to July 2000. From January 1989 to January 1995, he was a Senior Manager within Accenture's Systems Integration practice.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation received for the three fiscal years ended December 31, 2001, by the Company's Chief Executive Officer who served in such capacity in the fiscal year 2001, and the four most highly compensated executive officers of the Company, other than the CEO, whose total compensation during fiscal year 2001 exceeded $100,000 and who were serving as executive officers as of fiscal year ended December 31, 2001 or served during fiscal year 2001 (collectively, the "Named Executive Officers"):

                                                                                                  LONG TERM
                                                                                             COMPENSATION AWARDS
                                                             ANNUAL COMPENSATION           -----------------------
                                                      ----------------------------------   RESTRICTED   SECURITIES       ALL
                                            FISCAL                          OTHER ANNUAL     STOCK      UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION                  YEAR      SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS     COMPENSATION
---------------------------                --------   --------   --------   ------------   ----------   ----------   ------------
John A. Rade.............................    2001     $380,000   $ 50,000     $    --            --      120,000       $22,920(1)
Chief Executive Officer                      2000      300,000    100,000          --            --           --        18,660(1)
and President                                1999      275,000    125,000          --            --           --        22,770(1)

Michael R. Jorgensen.....................    2001      213,750         --          --            --       93,000        13,518(2)
Executive Vice President,                    2000      190,000     25,000          --            --       50,000        12,473(2)
Chief Administrative Officer*                1999      180,000     95,000          --            --           --        12,679(2)

Elias Typaldos...........................    2001      285,037         --          --            --       90,000        17,069(3)
Senior Vice President,                       2000      289,224         --          --            --           --        19,611(3)
Research and Development                     1999      289,224         --          --            --           --        18,787(3)

Nat Bosco**..............................    2001      163,500     35,625          --            --      204,000        10,512(4)
General Manager
AXSPoint Solutions

Gennaro Vendome..........................    2001      171,000         --      31,489(5)         --       54,000         8,500(6)
Vice President                               2000      166,920         --      73,204(5)         --           --         8,033(6)
                                             1999      166,920         --      87,548(5)         --           --         7,842(6)

------------------------------

* See "Information Concerning Executive Officers Who Are Not Directors" for prior positions with the Company held by Mr. Jorgensen.

**  Nat Bosco joined the Company in January 2001.

(1) Includes premiums on life and disability insurance and matching contributions to the Company's 401(k) plan of $4,800, $5,250 and $5,100 for 1999, 2000 and 2001, respectively. In addition 1999 includes $9,150, 2000 includes $9,000 and 2001 includes $9,000 of an auto allowance.

(2) Includes premiums on life and disability insurance and matching contributions to the Company's 401(k) plan of $4,800 for 1999, $5,012 for 2000 and $5,100 for 2001, as well as an auto allowance of $6,800 for 1999, $6,600 for 2000 and $7,200 for 2001.

(3) Includes for 1999, 2000 and 2001, respectively, matching contributions to the Company's 401(k) plan in the amount of $2,000, $4,708 and $5,100, and premiums on life and disability insurance. In addition, the Company provided an automobile to the officer and amounts included in compensation were $11,730, $9,447 and $6,114 for 1999, 2000 and 2001, respectively.

(4) Includes premiums on life and disability insurance and matching contributions to the Company's 401(K) plan in the amount $3,791 for 2001, as well as an auto allowance for $5,750 for 2001.

(5) Includes for 1999, 2000 and 2001 respectively, commissions of $85,844, $71,500 and $30,000, and amounts for auto allowance of $1,704, $1,704 and $1,489.

(6) Includes for 1999, 2000 and 2001 respectively, premiums on life and disability insurance, and matching contributions to the Company's 401(k) plan of $2,000 in 1999, $2,191 in 2000 and $1,665 in 2001.

1995 STOCK OPTION PLAN

    The 1995 Stock Option Plan was adopted by the Board of Directors and approved by the Stockholders in June 1995. The Board of Directors and Stockholders approved certain amendments to the 1995 Stock Option Plan in 1997.

1998 STOCK OPTION PLAN

    The 1998 Stock Option Plan was adopted by the Board of Directors, and approved by the Stockholders in June 1998. The Board of Directors and Stockholders approved certain amendments to the 1998 Stock Option Plan in 2001.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          OPTION GRANTS IN FISCAL 2001

                               NUMBER OF                                                   POTENTIAL REALIZABLE VALUE
                               SECURITIES       PERCENT OF                                 AT ASSUMED ANNUAL RATES OF
                               UNDERLYING      TOTAL OPTIONS                              STOCK PRICE APPRECIATION FOR
                                OPTIONS         GRANTED TO     EXERCISE OR                     OPTION TERM (1) ($)
                                GRANTED        EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------------
NAME                              (#)           FISCAL YEAR     ($/SHARE)       DATE           5%              10%
----                           ----------      -------------   -----------   ----------        --              ---
John A. Rade.................    40,000(3)          1.7%           0.30      10 years         19,547          31,125
John A. Rade.................    80,000(4)          3.3%           0.35      10 years         45,609          72,625
Michael R. Jorgensen.........    48,000(3)          2.0%           0.30      10 years         23,456          37,350
Michael R. Jorgensen.........    45,000(4)          1.9%           0.35      10 years         25,655          40,851
Elias Typaldos...............    30,000(3)          1.3%           0.30      10 years         14,660          23,344
Elias Typaldos...............    60,000(4)          2.5%           0.35      10 years         34,207          54,469
Nat Bosco....................    36,000(4)          1.5%           0.35      10 years         20,524          32,681
Nat Bosco....................    18,000(3)          0.8%           0.30      10 years          8,796          14,006
Nat Bosco....................   100,000(2)          4.2%           0.72      10 years        117,280         186,747
Nat Bosco....................    50,000(5)          2.1%           0.72      10 years         58,640          93,373
Gennaro Vendome..............    18,000(3)          0.8%           0.30      10 years          8,796          14,006
Gennaro Vendome..............    36,000(4)          1.5%           0.35      10 years         20,524          32,681

--------------------------

(1) The dollar amounts under these columns are the result of calculations at the hypothetical rates of appreciation of 5% and 10% as prescribed by the Securities and Exchange Commission. The Company expresses no opinion regarding whether future appreciation, if any, will be realized and expressly disclaims any representations to that effect.

(2) Options are exercisable twenty-five percent on each anniversary of the original grant date.

(3) Options vested 100% on December 31, 2001.

(4) Options are exercisable twenty-five percent on March 31, 2002, June 30, 2002, September 30, 2002 and the last twenty-five percent on December 31, 2002.

(5) Options fully vest on March 2, 2006, but acceleration can occur if certain milestones are met.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information with respect to the Named Executive Officers regarding stock option holdings as of December 31, 2001, and stock options exercised during fiscal 2001. No stock appreciation rights were exercised by any Named Executive Officer during fiscal year 2001 and no stock appreciation rights were outstanding as of December 31, 2001.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                     SHARES                              OPTIONS                IN-THE-MONEY OPTIONS
                                    ACQUIRED                       AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)
                                    OPTIONS         VALUE      ---------------------------   ---------------------------
NAME                              EXERCISED(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ------------   -----------   -----------   -------------   -----------   -------------
John A. Rade....................        --          $ --         498,667        309,333        $5,200         $6,400
Michael R. Jorgensen............        --            --         283,000         82,500         6,240          3,600
Elias Typaldos..................        --            --          30,000         60,000         3,900          4,800
Nat Bosco.......................        --            --          18,000        186,000         2,340          2,880
Gennaro Vendome.................        --            --          18,000         36,000         2,340          2,880

------------------------

(1) Based on the fair market value of the Company's Common Stock using the closing selling price on the American Stock Exchange of $0.43 per share of Common Stock at December 31, 2001, less the exercise price payable for such shares.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    The Company typically has employment agreements with all its employees including the Named Executive Officers, which detail initial annual salary, stock options, benefits and severance agreements, if applicable. The Named Executive Officers' severance agreements range from six months to one year.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers. The Compensation Committee also is responsible for the administration of the Company's Option Plans under which option grants may be made to executive officers and other employees. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in fiscal year 2001.

    GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is typically comprised of two elements:
(i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    FACTORS. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 2001 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

    BASE SALARY. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

    From time to time, the Compensation Committee may advocate cash bonuses when such bonuses are deemed to be in the best interest of the Company.

    LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

    The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation

Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

    CEO COMPENSATION. In advising the Board of Directors with respect to the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) to make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

    The base salary established for Mr. Rade on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors. Mr. Rade's base salary was increased to $400,000 for 2001, which combined his 2000 base salary with his guaranteed bonus. Effective July 1, 2001, Mr. Rade, together with other senior officers of the Company, received a 10% reduction in base salary which continues into 2002. Mr. Rade received a $50,000 performance bonus in 2001, which represented 25% of his total eligible performance bonus. Upon his employment by the Company, Mr. Rade was granted 25,000 shares of restricted stock and two stock options. The first stock option for 300,000 shares vested in three equal annual installments, and the other stock option for 300,000 shares shall vest either upon the earlier to occur of the completion of seven years of service with the Company or the achievement of certain performance-measured milestones. The Company has met one of the milestones and as such, 100,000 of these options vested. The Company granted Mr. Rade 88,000 additional options due to antidilution provisions contained in the original stock option agreement related to certain stock issuances. 50% of these additional options vest in the manner of the first stock option and 50% vest in the manner of the other stock option. Mr. Rade received two stock option grants during 2001 totaling 120,000 shares, of which 40,000 shares vested on December 31, 2001, and the remaining 80,000 shares will vest in equal quarterly installments during 2002.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M).  As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers, which is not considered to be performance based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Option Plans contain certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

    The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for the 2001 fiscal year will exceed the $1 million limit per officer. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                    THE COMPENSATION COMMITTEE
                                    Robert Migliorino
                                    Edwin T. Brondo

May 2, 2002

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee reviews AXS-One's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the 2001 Annual Report on SEC Form 10-K with AXS-One's management and the independent auditors. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America.

    The Audit Committee discussed with the independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from AXS-One and its management, including the matters in the written disclosures and letter received from the independent auditors, as required by Independence Standards Board No. 1, Independence Discussions with Audit Committees.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in AXS-One's Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                    THE AUDIT COMMITTEE
                                    William E. Vogel
                                    Daniel H. Burch
                                    Allan Weingarten

May 2, 2002

                               PERFORMANCE GRAPH

    Set forth below is a table comparing the annual percentage change in the Company's cumulative total stockholder return on its Common Stock from December 31, 1996 to the last day of the Company's last completed fiscal year (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period) with the cumulative total return so calculated of the Amex Market Value Index and a stock index comprised of companies in a line of business similar to the Company during the same period.

      COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN(1) AMONG AXS-ONE INC.,
  THE JP MORGAN H & Q COMPUTER SOFTWARE INDEX AND THE AMEX MARKET VALUE INDEX.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                                   DEC-96  DEC-97  DEC-98  DEC-99  DEC-00  DEC-01
AXS-ONE INC.                          100  158.33    62.5  233.33   45.87   28.67
AMEX MARKET VALUE                     100  125.32  134.49  176.81  165.72  150.81
JP MORGAN H & Q COMPUTER SOFTWARE     100  120.91  157.96  359.39   268.7   175.8

------------------------

(1) $100 invested on 12/31/96 in AXS-One Inc. Common Stock, JP Morgan H & Q Computer Software Index and the Amex Market Value Index, including reinvestment of dividends. Fiscal year ending December 31, 2001.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation, Audit Committee Report and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will either such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 5, 2002 by (i) each Director and nominee for Director, (ii) each of the Named Executive Officers, (iii) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock and (iv) all executive officers and Directors as a group. The information concerning beneficial owners of more than 5% of the Company's Common Stock is based on filings with the Securities and Exchange Commission on Schedules 13(D), 13(G) and on Forms 3, 4, and 5; and certain other information obtained by the Company.

                                                           NUMBER OF SHARES
                                                           OF COMMON STOCK           PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                BENEFICIALLY OWNED (1)   SHARES OUTSTANDING (1)
------------------------                                ----------------------   ----------------------
Elias Typaldos........................................         3,291,424(2)              13.28%
John A Rade...........................................           623,067(3)               2.51
Gennaro Vendome.......................................         1,606,247(4)               6.48
Robert Migliorino.....................................            99,430(6)                  *
William Vogel.........................................            87,500(7)                  *
Edwin T. Brondo.......................................            93,500(8)                  *
Daniel H. Burch.......................................            20,000(9)                  *
Allan Weingarten......................................            10,000(10)                 *
Nat Bosco.............................................            52,000(12)                 *
Michael R. Jorgensen..................................           294,250(11)              1.19
Andreas Typaldos......................................         4,068,084(13)             16.41
London Merchant Securities PLC........................         1,765,600(5)               7.12
Lion Investments Limited..............................         1,765,600(5)               7.12
Westpool Investment Trust PLC.........................         1,765,600(5)               7.12
All Current Directors and Executive
  Officers As a Group (13 persons)....................         6,421,018(14)             25.89%

--------------------------

  * Represents beneficial ownership of less than one percent of the Common Stock outstanding.

 (1) Applicable percentage of ownership as of April 5, 2002 is based upon 24,802,742 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Gives effect to the shares of Common Stock issuable within 60 days of April 5, 2002 upon exercise of all options and other rights beneficially owned by the indicated stockholders on that date.

 (2) Includes (i) 327,521 shares owned by the Elias Typaldos Grantor Retained Annuity Trust dated October 13, 1994, (ii) 1,147,750 shares held by the Elias Typaldos Family Limited Partnership, (iii) 331,938 shares owned by the Judith Typaldos Grantor Retained Annuity Trust dated October 13, 1994,
     (iv) 47,313 shares held by Judith Typaldos and (v) 45,000 shares of Common Stock which may be purchased within 60 days of April 5, 2002 upon exercise of stock options. Mr. Typaldos' business address is the Company's principal executive offices.

 (3) Includes 518,667 shares of Common Stock which may be purchased within 60 days of April 5, 2002 upon the exercise of stock options granted on March 3, 1997. On March 3, 1997, Mr. Rade also received unvested stock option grants for 229,333 shares, which will vest upon the earlier to occur of the completion of seven years of service with the Company or the achievement of certain milestones as measured by the performance of and trading volume of the Company's Common Stock.

 (4) Includes (i) 89,407 shares held by Carol Vendome, (ii) 149,062 shares held by the Vendome Grantor Retained Annuity Trust dated January 24, 1995,
     (iii) 151,297 shares held by the Carol Vendome Grantor Retained Annuity Trust dated January 24, 1995, (iv) 5,655 shares held by Carol Vendome as custodian for Laura Vendome, (v) 109,095 shares held by the Vendome Family Limited Partnership and (vi) 27,000 shares of Common Stock which may be purchased within 60 days of April 5, 2002 upon exercise of stock options. Mr. Vendome's business address is the Company's principal executive offices.

 (5) This number represents the number of shares beneficially owned by London Merchant Securities PLC; Lion Investments Limited; Westpool Investment Trust PLC as a "group" under Section 13(d) of the Securities Exchange Act of 1934. The number includes 125,000 shares of Common Stock issuable upon exercise of warrants by Lion Investments Limited and 250,000 shares of Common Stock issuable upon exercise of warrants by Westpool Investment Trust PLC. Lion Investments Limited and Westpool Investment Trust PLC are investment companies wholly owned by London Merchant Securities PLC. Of the total number of shares beneficially owned, Lion Investments Limited has voting and dispositive power over 534,100 shares; Westpool Investment Trust PLC has voting and dispositive power over 1,250,000 shares and London Merchant Securities has shared voting and shared dispositive power over 1,784,100 shares. The address for London Merchant Securities PLC, Lion Investments Limited and Westpool Investment Trust PLC is Carlton House, 33 Robert Adam Street, London W1M 5AH England.

 (6) Includes 58,000 shares of Common Stock which may be purchased within 60 days of April 5, 2002 upon exercise of stock options.

 (7) Includes (i) 20,000 shares held by the William E. Vogel IRA and
     (ii) 61,000 shares of Common Stock which may be purchased within 60 days of April 5, 2002 upon exercise of stock options.

 (8) Includes (i) 1,500 shares held by Pamela R. Brondo, Mr. Brondo's wife, as custodian for Edwin T. Brondo, Jr. UTMA/NY and (ii) 55,000 shares of Common Stock which may be purchased within 60 days of April 5, 2002 upon exercise of stock options.

 (9) This number represents the number of shares of Common Stock which may be purchased by Mr. Burch within 60 days of April 5, 2002 upon the exercise of stock options.

(10) This number represents the number of shares of Common Stock which may be purchased by Mr. Weingarten within 60 days of April 5, 2002 upon the exercise of stock options.

(11) This number represents the number of shares of Common Stock which may be purchased by Mr. Jorgensen within 60 days of April 5, 2002 upon the exercise of stock options.

(12) This number represents the number of shares of Common Stock which may be purchased by Mr. Bosco within 60 days of April 5, 2002 upon the exercise of stock options.

(13) Includes (i) 680,504 shares owned by the Andreas Typaldos GRAT dated September 29, 1993; (ii) 11,047 shares owned by Renee Typaldos,
     Mr. Typaldos' wife, (iii) 755,504 shares owned by the Renee Typaldos GRAT dated September 29, 1993,and (iv) 1,758,279 shares held by the Andreas Typaldos Family Limited Partnership. Mr. Typaldos' business address is eVantage solutions, Inc., 152 West 57th Street, New York, NY 10019.

(14) Includes 1,358,017 shares of Common Stock which may be purchased within 60 days of April 5, 2002 upon the exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

    Under the securities laws of the United States, the Company's Directors, Executive Officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities Exchange Commission, the American Stock Exchange and the Company. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during fiscal year 2001. Based solely on its review of such forms received by it from such persons for their fiscal year 2001 transactions, the Company believes that all filing requirements applicable to such officers, directors, and greater than ten percent beneficial owners were complied with, except that Mr. Vogel in November 2001 filed a Form 4, Statement of Changes in Beneficial Ownership, relating to transactions that took place in February, March and June 2001.

                              CERTAIN TRANSACTIONS

    During the year ended December 31, 2001, the Company recorded as expense approximately $84,000 related to work performed by Mergence Technology Corporation on behalf of the Company, which sum includes royalties paid to Mergence in connection with the Company's licensing to its customers of certain software owned by Mergence. Mergence is the successor-in-interest to S-Cubed International's rights and obligations under certain contracts with the Company. Mr. Rade, who joined the Company as Chief Executive Officer and President in February 1997, founded S-Cubed International in February 1990 and currently beneficially owns 53% of the outstanding stock of Mergence. The Company believes that the amounts paid to Mergence are comparable to the amounts the Company would have otherwise paid for comparable services from an unaffiliated party.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed KPMG LLP to serve as the Company's independent public accountant for fiscal year 2002. KPMG LLP served as the Company's independent public accountant and auditor during fiscal year 2001.

AUDIT FEES

    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual consolidated financial statements for the year ended December 31, 2001, and the reviews of the consolidated financial information included in the Company's Forms 10-Q for fiscal 2001, was $330,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There were no fees billed in 2001 by KPMG LLP for professional services related to financial information systems design and implementation.

ALL OTHER FEES

    The aggregate fees billed by KPMG LLP for services other than services noted above were approximately $51,000 for the year ended December 31, 2001, and were comprised of the following:

Tax Compliance.............................................  $16,000
Tax Advisory...............................................    7,000
Audit Related..............................................   26,000
Other......................................................    2,000

    The Audit Committee has considered whether, and concluded that, the provision of these services is compatible with maintaining KPMG LLP's independence.

    Representatives from KPMG LLP are expected to be in attendance at the Annual Meeting with the opportunity to make a statement and respond to questions.

                             STOCKHOLDER PROPOSALS

    In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the 2003 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 1, 2003, if such proposals are to be considered for inclusion in the Company's proxy statement and form of proxy. In addition, if a stockholder does not advise the Company by March 31, 2003, that the stockholder intends to submit a proposal to the Company's stockholders that will not be included in the Company's proxy statement, the proxies named in the Company's form of proxy may exercise their discretionary authority in voting on the stockholder's proposal.

                                 OTHER MATTERS

    Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

    Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                          By Order of the Board of Directors,

                                          /s/ John A. Rade
                                          --------------------------------------

                                          John A. Rade
                                          President and Chief Executive Officer

Rutherford, New Jersey
May 2, 2002

                                 (Form of Proxy)
                                  AXS-ONE INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - June 12, 2002
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of AXS-One Inc. hereby appoints John A. Rade, President and Chief Executive Officer and William G. Levering III, Vice President, Chief Financial Officer and Treasurer and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of AXS-One Inc. to be held at the Renaissance Meadowlands Hotel, 801 Rutherford Avenue, Rutherford, NJ 07070, telephone number (201) 231-3100 on June 12, 2002, at 10:00 A.M. or any adjournment thereof.

1.  ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

     FOR all nominees below                   WITHHOLD AUTHORITY to vote for all
    / / (except as marked to the contrary)      / / nominees listed below to
                                                    vote for all nominees below

    (1) Elias Typaldos; (2) John A. Rade; (3) Gennaro Vendome; (4) Daniel H. Burch; (5) Robert Migliorino; (6) William E. Vogel; (7) Edwin T. Brondo; and
    (8) Allan Weingarten

    INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.


2. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

    UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS.

    NOTE: Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.


                                   ---------------------------------------------


                                   ---------------------------------------------
                                             Signature(s) of Stockholder


                                   Dated:_______________________